QUIZNO'S(R) Posts $278,507 3rd Quarter Profit


      DENVER, Colo.--November 6, 1998--The Quizno's Corporation (Nasdaq: QUIZ) announced profits of $278,507 before preferred stock dividends, or $.07 per share basic and $.06 diluted, in the 3rd quarter ended September 30, 1998. The earnings, which mark the Company's fifth profitable quarter in a row, compare to a profit of $104, 058 before preferred stock dividends, or $.03 per share basic and diluted, in the same period of 1997.

      For the nine months ended September 30, 1998, profits before preferred stock dividends were $668,860, or $.17 per share basic and $.15 diluted, compared to a loss of $163,205 before preferred stock dividends, a loss of $.07 per share basic and diluted, during the same period of 1997.

      "We are particularly pleased with our continued strong earnings performance," said Rick Schaden, QUIZNO'S president and CEO.
"Profitability at the company and unit level remains as important a goal as growth."

      The Company, which franchises and owns and operates QUIZNO'S Classic Subs, opened a record 50 new locations during 3rd quarter. System wide sales in 3rd quarter were up 79 percent to $28 million over $15.6 million for the same period in 1997. Same Store Sales were up 8.8 percent for 3rd quarter, compared to 3.5 percent for the 3rd quarter in 1997. For the nine months ended September 30, 1998, Same Store Sales were up 11.3 percent compared to 2.3 percent for the same period last year.

      Continuing fees, including revenue from store royalties and licensing, more than doubled during the 3rd quarter and during the nine months year to date, compared to the same periods in 1997. Continuing fees for 3rd quarter 1998 were up 110 percent to $1,532,411 compared to $728,758 in 3rd quarter 1997. During the nine months ended September 30, 1998, continuing fees were $4,107,191, up 137 percent over the $1,735,243 collected in the same period in 1997.

      Net income from Company stores increased 72 percent in 3rd quarter 1998 to $203,556 on sales of $1.8 million, compared to a net income of $118,347 on sales of $1.2 million in the same period last year. For the nine months ended September 30, 1998, net income was up 152 percent to $477,326 on sales of just under $5 million compared to $189,592 on sales of $2.7 million for the same period in 1997.

      QUIZNO'S also collected $613, 932 in area fees during 3rd quarter 1998

      QUIZNO'S has grown from a Denver-based regional chain of 18 restaurants in 1991 to 440 restaurants open in 35 states, Puerto Rico and Canada today. Included in the store count are a number of Bain's Delis and six Sub & Stuff locations in Wichita. The Company acquired the Bain's chain in late 1997 and the Sub & Stuff chain last summer. The 50 new QUIZNO'S locations in 3rd quarter included one converted Sub & Stuff and one converted Bain's.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions, the eating habits of the American, Canadian and Japanese public, cost of labor and employee benefits, cost of marketing, intensity of competition for locations as well as customers and franchisees, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1997.

Contact:  Sue Hoover, EVP, The Quizno's Corporation, 303-291-0999,
Ext. 3242